Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT by and between NUTRI PHARMACEUTICALS RESEARCH, INC., A Nevada corporation, and its successors  (“Employer”) and KIMBERLY BAKER, an individual (“Employee”), this July 1, 2004.

1.0

RECITALS

1.1

Employer, and Employee desire to enter into this Employment Agreement upon the terms and conditions set forth herein.

1.2

Employer and Employee also desire to maintain Employer’s confidential and proprietary Trade secrets by entering into the Confidentiality Agreement contemporaneously herewith.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby admitted and acknowledged, the parties hereto agree as follows:

2.0

DEFINITIONS

2.1

Agreement: “Agreement” shall mean this Employment Agreement.

2.2

Business of Employer: “Business of Employer” shall mean the business of “oil to powder” processing.

2.3

Confidential Information: “Confidential Information” shall mean Employer’s trade secrets as defined in the Confidentiality Agreement.

2.4

Confidentiality Agreement: “Confidentiality Agreement” shall mean that certain Confidentiality and Non-Disclosure Agreement by and between the Employer and Employee entered into concurrently herewith.

2.5

‘Disability”: “Disability” shall mean a determination by the Board of Directors of Employer that, due to physical or mental illness, Employee is unable to perform her customary duties hereunder for a period in excess of (i) ninety (90) consecutive days, or (ii) one hundred twenty (120) days in any consecutive twelve (12) month period.

2.6

Discharge for Cause : “Discharge for Cause” shall mean:

(a) Any violation or termination of employment for proven embezzlement, intoxication or illegal drug use which materially interferes with job performance, wrongful disclosure of the Employer’s Confidential Information (including but not limited to violation of the Confidentiality Agreement), conviction of a felony adversely affecting the ability of the Employee to carry on her normal duties, breach of Sections 4.4 hereof, receipt of any rebate, kickback or other remuneration or consideration from any party that conducts business with Employer, or other material breach of this Agreement, or

(b)  Failure to perform competently, in the Board’s sole discretion, the customary duties of those positions specified in Section 4.1 for businesses similar to the Business of Employer.

2.7

Effective Date: “Effective Date” shall mean the date July 1, 2004.

2.8

Employee: “Employee” shall mean KIMBERLY BAKER, an individual.

2.9

Employer: “Employer” shall mean NUTRI PHARMACEUTICALS RESEARCH, INC., A Nevada corporation, and its successors.

2.10

Employment Agreement: “Employment Agreement” shall mean this document, July 1, 2004, including all amendments thereto, by and between the Employer and Employee.

2.11

Termination Without Cause: “Termination Without Cause” shall mean Termination of Employee’s services for reasons other than Discharge for Cause;

3.0

EMPLOYMENT

The Employer hereby employs the Employee as of the Effective Date, and the Employee hereby accepts employment with Employer, upon the terms and conditions contained in this Agreement.

4.0

CAPACITIES AND DUTIES

4.1

Employee is hereby employed in the capacity of general manager rendering such services and having such administrative duties and responsibilities usual to general managers as may be assigned to Employee from time to time by the Board of Directors of the Employer.

4.2

Employee agrees to devote her best efforts and exclusive time to rendering services to Employer and Corporation. The Employee is restricted from being employed by any other employer while under the employ of the Employer pursuant to the terms and conditions of this Agreement.

5.0

TERM

5.1

Subject to the rights of parties to prior termination and Employer’s right to extend Employee’s employment under the terms hereof, the term of this Agreement shall be five (5) years, commencing on the Effective Date.

5.2

This Agreement shall terminate upon the following events:

(a) Employee’s death;  (b) Employee’s Disability; or (c) At either Employer’s option and at either of their discretion, upon Employee’s breach of any of Employees covenants or obligations hereunder, other than those which would constitute a Discharge for Cause. In order to terminate this Agreement pursuant to this Subparagraph (c), Employer shall give Employee thirty (30) days written notice of termination specifying the grounds. Employee’s termination will take effect upon expiration of said thirty (30) day period, unless Employee fully cures the breach specified in such notice during the thirty (30) day period following either Employer’s giving of such notice to Employee.

5.3

Upon the expiration of this Agreement for any reason this Agreement may be extended at Employer’s Option for Up to two (2) additional five (5) year periods. If Employer so specifies, Employee shall continue to serve in one of the capacities described is Section 4.3 hereof during any extension period. In such case, Employee shall continue to be entitled to all benefits under this Agreement, including but not limited to all benefits and stock options. Any extensions (whether or not Employer specifies that Employee shall continue to serve in one of the capacities described in Section 4.3 hereof) shall occur separately on each anniversary date following the original expiration date by Employer’s provision of written notice to Employee, at least thirty (30) days prior to the expiration date, of Employer’s intent to extend this Agreement for one (1) year. If Employee is terminated, and as a result of such termination is entitled to severance pay under Section 6.6 hereof, any extension under this Section 5.3 shall take effect at the end of the period for which Employee is entitled to severance pay, and the required notice hereunder shall occur at least thirty (30) days prior to the expiration of such period. Employer and Employee acknowledge that one of the purposes of Employer’s extension option is to give Employer the benefit of Employee’s skills, advice, and experience, even if, during the period of any extension options, Employee is not serving in a full time capacity, or not serving in one of the capacities described in Section 4.3 hereof. If Employee terminates employment for any reason, and Employer exercises the option granted herein but specifies that Employee’s duties shall no longer involve serving Employer in one of the capacities described in Section 4.3 hereof, Employer’s sole obligation to Employee shall be to pay Employee the Base Salary provided in Section 6.1, in accordance with Employer’s normal payroll practices, and to provide Employee with medical benefits. If Employer exercises its option to extend and specifies that Employee’s duties shall no longer include serving Employer in one of the capacities described in Section 4.1 hereof, Employee will remain reasonably available for consultation to Employer, and agrees to protect Employer’s trade secrets in accordance with the provisions of the Confidentiality Agreement.

5.4

Employee may terminate this Agreement prior to the expiration of its term only if Employer breaches any of its material covenants or obligations hereunder. In such circumstances, Employee shall provide Employer with written notice, specifying Employer’s and/or Corporation’s alleged breach, at least thirty (30) days prior to Employee’s termination. Said termination will take effect only if Employer fails to cure or correct the breach specified in the Employee’s written termination notice within thirty (30) days of Employer’s receipt thereof. Even in the case of a breach by Employer, Employer may exercise the extension options provided in Section 5.3; provided however, that any such extension will be treated as if Employer has specified that Employee’s duties shall no longer include serving Employer in one of the capacities described in Section 4.1 hereof. Further, if Employee terminates this Agreement under constituting a Termination Without Cause” that entitles Employee to severance pay under Section 6.6 hereof, Employer’s extension option under Section 5.3 shall take effect only after the expiration of the period for which Employee is entitled to severance pay under Section 6.6, with Employer’s notice of any extension to be provided to Employee at least thirty (30) days prior to the expiration of the period for which Employee is entitled to severance benefits.

5.5

Employer may unilaterally terminate this Agreement in the following circumstances:

(a) Upon a Discharge for Cause, which shall take effect immediately upon either Employer’s written notification to Employee, outlining the reasons for cause. For Discharges for Cause under Section 2.6(a), Employee shall not be entitled to any further benefits under this Agreement. In such circumstances, Employee shall be entitled to retain and exercise all vested unexercised stock options, but any unvested unexercised stock options granted to Employee shall immediately and automatically terminate. For Discharges for Cause under Section 2.6(b), Employee may exercise options in accordance with the last: sentence of Section 5.3.

(b) In Employer’s sole discretion in the absence of a Discharge for Cause. In such circumstances Employee shall be entitled to the severance pay set forth in Subsection 6.6.

6.0

COMPENSATION AND BENEFITS

For the service of Employee, the Employer agrees to pay to Employee compensation as follows:

6.1

Base Cash Salary: Annual base compensation of FORTY-FIVE THOUSAND DOLLARS ($45,000), paid according to the general payroll practices of Employer as shall exists from time to time.

6.2

Base Non-Cash Salary: Annual base non-cash compensation of TWO HUNDRED FIFTY THOUSAND SHARES (250,000) of Company Restricted Common Stock, issued herewith, and upon each annual date of renewal, according to the general treasury practices of Employer.

6.3

Annual Bonus:

(a)

In addition to other compensation payable hereunder, Employer’s Board of Directors may, in its sole and absolute discretion, grant Employee an annual bonus for each calendar Year (Or Portion thereof in the case of a period of less than twelve (12) months) during the term hereof If granted, any bonus shall be paid by Employer to Employee promptly after the first meeting of the Employer’s Board of Directors following the previous calendar year, but in no case later than April 30th of each year.

6.4

Performance Bonus

(a)

In addition to the bonus delineated in Paragraph (a), if there is a pool of bonuses for all senior executives of the Employer, the Employee shall, be included in said Pool. The amount of the bonus from said pool payable to the Employee, if any, shall be determined in the sole discretion of the Board of Directors. However, if the Board of Directors authorizes payments out of the pool to other senior executives who have been employed for at least a full year by Employer, Employee shall receive an amount from the bonus poo1 that is at least equal to the lowest bonus paid to other senior executives out of the pool.

6.5

Reasonable Expenses: The Employer shall pay or reimburse on a pre-authorized basis the Employee for any reasonable expenses incurred by the Employee in the business of the Employer for the promotion of its business, including auto and air travel, accommodations, client entertainment, on the basis consistent with policies and guidelines approved by the Board of Directors of the Employer and in effect from time to time; provided, however, that in any event the following expenses shall be borne by the Employer:

6.6

Additional Benefits: The Employee shall have the right to participate in any medical, vision, dental, life (including accidental death and dismemberment) and long-term disability group insurance plans or similar employee benefit plans now in effect or hereinafter established or ratified by the Employer’s Board of Directors for the benefit of managerial or salaried employees for so long as such plan is maintained in effect for the benefit of such employees, with the Employee’s participation or share therein being determined by the terms, provisions, and requirements of the respective plans as in effect from time to time; provided, however, that notwithstanding the foregoing provisions of this Section 6, the following provisions will apply:

(a)

The cost of the Employee’s coverage under the group insurance plans and additional benefits mentioned in Subsection 6.4 above, as well as the coverage of the Employee’s spouse and dependent minor children under the medical and dental group plans, will be borne equally by the Employee and the Employer.

6.7

Vacation:

(a)

Employee shall be entitled a vacation on an initial annual basis of two (2) weeks; provided however, that upon termination of employment hereunder, Employee shall be in no event entitled to compensation for accrued vacation and time in excess of the number of days of vacation that the Employee accrued during her last twelve (12) months of employment with the Employer and which has not been used.

(b)

Should the Employee be Terminated Without Cause before the first anniversary date of the Effective Date, then the Employee shall be entitled to two (2) weeks of accrued vacation for that calendar year.

(c)

In the second twelve (12) months, Employee shall be entitled to an additional annual basis of one (1) week of vacation provided however, that upon termination of employment hereunder, Employee shall be in no event entitled to compensation for accrued vacation and time in excess of the number of days of vacation that the Employee accrued during her last twelve (12) months of employment with the Employer and which has not been used.

(d)

In the third twelve (12) months, Employee shall be entitled to an additional annual basis of one (1) week of vacation provided however, that upon termination of employment hereunder, Employee shall be in no event entitled to compensation for accrued vacation and time in excess of the number of days of vacation that the Employee accrued during her last twelve (12) months of employment with the Employer and which has not been used.

6.8

Severance In the event the Employee is Terminated Without Cause during the first (1) year of the initial three (3) year term, the Employer shall pay Employee compensation equal to one (1) year’s Base Salary, plus medical benefits under Section 6.4. If Employee is Terminated Without Cause after the first two (2) years of the initial three (3) year term, Employee shall be entitled to continue to receive Base Salary and medical benefits until the expiration of the initial three (3) year term. All amounts paid under this Section 6.6 shall be paid in accordance with the Employer’s usual payroll practices as they exist from time to time.

7.0

PROTECTION AGAINST DISCLOSURE OF CONFIDENTIAL INFORMATION

7.1

Access to Confidential Information: The Employee recognizes and acknowledges that he has had and have access to certain Confidential Information of the Employer and that such information constitutes valuable, special and unique property of the Employer.

7.2

Confidentiality Agreement: Concurrent with the execution of this Agreement, the Employee will enter into that certain Confidentiality Agreement which sets forth the Agreement of the Employer, and the Employee regarding Confidential Information.

7.3

Condition Precedent: Employee acknowledges that but for her entering into the Confidentiality Agreement, the Employer would have entered into this Agreement.

7.4

Breach of Confidentiality Agreement: Employee, and Employer agree that a breach under the Confidentiality Agreement shall constitute a breach of this Agreement and shall give rise to a Discharge for Cause.

8.0

RELEASE OF CLAIM

8.1

Upon the Effective Date, the Employer, does hereby for themselves, and for their agents, current or former employees, representatives, attorneys, legal successors and assigns, officers, directors and shareholders, expressly release and absolutely and forever discharge Employee and Employee’s respective agents, representatives, attorneys, legal successors and assigns, of and from any ad all claims, demands, damages, debts, liabilities, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatever, whether known or unknown at the Effective Date, suspected or unsuspected, which Employer has at the Effective Date, own or hold, or at any time prior to the Effective Date ever had, owned or held, or could, shall or may after the Effective Date have, own or hold against Employee based upon, related to or by mason of any contract, express, implied in fact or implied by law, lien, liability, matter, cause, fact, thing, act or omission whatsoever occurring or existing.

8.2

Upon the Effective Date, Employee does hereby for himself, and for her agents, representatives, attorneys, legal successors and assigns, expressly release and-absolutely and forever discharge Employer and each of and Employer’s respective agents, current or former employees, representatives, attorneys, legal successors and assigns, officers, current and former directors and shareholders, of and from any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatever, whether known or unknown at the Effective Date, suspected or unsuspected, which Employee has, at the Effective Date, owns or holds, or at any time prior to the Effective Date ever had, owned or held, or could, shall or may after the Effective Date have, own or bold against Employer, related to or by reason of any contract, express, implied in fact or implied by law, lien, liability, matter, cause, fact, thing, act or omission whatsoever occurring or existing; provided however, that such release shall not relieve the Employer’s obligations arising pursuant to this Agreement.

9.0

WAIVER

The failure of the Employer, or Employee at any time to demand strict performance by the other of any terms, covenants or conditions set forth herein, shall not be construed as a continuing waiver or relinquishment thereof, and either party may, at any time, demand strict and complete performance by the other of said terms, covenants and conditions.

10.0

SIGNIFICANCE OF HEADINGS

Section and Subsection headings contained herein am solely for the purpose of convenience, and me not in any sense to be given weight in the construction of this Agreement. Accordingly, in the case of any question with respect to the construction of this Agreement, it is to be construed as though section and subsection headings have been omitted.

11.0

EMPLOYER/EMPLOYEE RELATIONSHIP

This Agreement shall specifically include any employer/employee relationship. The Employer shall be responsible for withholding the appropriate taxes and paying the appropriate taxes and other assessments on the Employee, pursuant to the regulations promulgated by the related governmental agencies.

12.0

ENTIRE AGREEMENT

12.1 Sole Agreement; This Agreement (including any attachments and EXHIBITS hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof (employment), and supersedes any and all other agreements between them.

12.2

 No Other Representations: The parties acknowledge and agree that no party has made any representations

(a)

concerning the subject matter hereof, or

(b)

inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein. The parties have relied on their own judgment in entering into this Agreement

12.3

 No Reliance: The parties further acknowledge that any statements or representations that may have been made by either of them to the other are void and of no effect. No party has relied on any such statements or representations in dealing with the other(s).

13.0

COOPERATION AND FURTHER ACTIONS

The parties agree to perform any and all and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

14.0

NO MODIFICATIONS

14.1

 Must Be Written: Waivers or of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing. Such writing must be duly executed by the parties.

14.2

 Use As Evidence: One or more waivers or modifications of any covenant, term or condition in this Agreement by any party shall not be construed by any other party as a waiver or modification applicable to any subsequent breach of the same covenant, term or condition. Evidence of any such waiver or modification may not be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement, or a party’s rights or obligations under it. This limitation does not apply if the waiver or modification is in writing and duly executed as provided above.

15.0

JOINT PREPARATION

Competent counsel has represented the parties to this Agreement. This Agreement is deemed therefore, to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

16.0

PROFESSIONAL FEES

If a lawsuit or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees (including but not limited to expert witness fees) and court costs or costs of such other proceedings as may be fixed by any court of competent jurisdiction, or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.

17.0

BINDING UPON SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

18.0

ARBITRATION OF DISPUTES

In the event of any dispute under or relating to the terms of this Agreement, or breach thereof. it is agreed that the same shall be submitted to arbitration to the American Arbitration Association, at Las Vegas, Nevada. The arbitration shall be conducted in accordance with the rules promulgated by that Association. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court, state or federal, having jurisdiction thereof.

19.0

SEVERABILITY

If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, inoperative, or unenforceable pan, clause or condition had not been made

20.0

GOVERNING LAW AND VENUE

All questions concerning this Agreement, its construction, and the rights and liabilities of the parties hereto shall be interpreted and enforced in accordance with the laws of the State of Nevada, (or any successor Company domicile) as applied to contracts that are executed and performed entirely within the state. For purposes of this Agreement, sole and proper venue shall be the City of Las Vegas and/or metropolitan area, State of Nevada.

21.0

INTERPRETATION

21.1

 Section Headings: The section and subsection headings of this Agreement are included for purposes of convenience: only, and shall not affect the construction or interpretation of any of its provisions.

21.2

 Capitalized Terms Except as otherwise expressly provided herein, all capitalized terms defined in this Agreement shall have the meaning ascribed to them harem.

21.3

 Gender and Number: Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

22.0

FACSIMILE AND/OR “EMAIL” NOTICES

For Purposes hereof, delivery of written notice shall be complete upon receipt of electronic facsimile and/or “email”, provided that any facsimile and/or “email”, notice shall only be deemed received if (a) the transmission thereof is confirmed, and (b) facsimile notice is followed by written notice, made either by (i) personal delivery thereof, or (ii) via deposit in regular mail, postage prepaid, within three (3) business days following the facsimile and/or “email”, notice. Notices shall be addressed to the parties per the contact information of the signature blocks below.

Notice shall be deemed given on the date it is sent via facsimile and/or “email”. Any party may change the address to which to send notices by notifying the other party of such changes in writing in accordance with this Paragraph.

23.0

TIME OF ESSENCE.

The parties acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Failure to timely perform any of the terms, conditions, obligations or provisions hereof by any party shall constitute a material breach of this Agreement by the party so failing to perform.

24.0

THIRD PARTY BENEFICIARIES

No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

25.0

COUNTERPARTS

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute and be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

Employee Name: Kimberly Baker Address: ___________________ __________________________ Signature: _____________________________	Employer Name: Nutri Pharmaceuticals Research, Inc Address: 3566 Polaris Ave., Unit 1 Las Vegas, NV 89103 Signature: _______________________________